EX99.23(j)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 15, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Report to Shareholders of Growth Fund, Capital Income Fund, Multiple Index Trust, Yorktown Classic Value Trust and Treasuries Trust (five of the funds comprising the American Pension Investors Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
September 24, 2001